Exhibit 99.1

Gaiam Reports First Quarter Fiscal 2007 Results

•                  EPS improved to $0.07 from $0.04 per share

•                  Cash from operations exceeded $8 million

Broomfield, CO, May 9, 2007 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle-media company catering to people who value personal development, wellness, ecological lifestyles, responsible media and conscious community, announced today results for its first quarter ended March 31, 2007.

Gaiam also announced that it will host a conference call today, May 9, 2007, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the first quarter fiscal 2007 results.

Dial-in No.:    888-396-9923

Passcode:      GAIAM

Revenue for the quarter ended March 31, 2007 increased 13.0% to $58.5 million from $51.8 million recorded in the same period last year. Gross margin for the first quarter remained strong at 64.1% of revenue, consistent with the comparable period last year. This solid margin reflects the Company’s continued emphasis on media and proprietary products.

Net income for the first quarter doubled to $1.8 million or $0.07 per share from $0.9 million or $0.04 per share in the first quarter of 2006. Depreciation and amortization for the quarter was $2.3 million.

During the first quarter of 2007 Gaiam generated record cash of $8.3 million from its operations compared to a use of $1.0 million cash in the same period last year. Gaiam’s cash position at March 31, 2007 remained strong at $83 million, even after the repurchase of 2.5 million shares of common stock and two content licensing agreements funded during the first quarter. As of the end of the quarter, Gaiam had approximately 24.7 million common shares outstanding. Gaiam continues to have no debt.

During the first quarter of 2007, Gaiam entered into exclusive content licensing deals with TAG Entertainment and The Brainy Baby Company. TAG Entertainment is a film production company specializing in family entertainment featuring known Hollywood stars. The agreement provides for exclusive distribution rights of existing TAG titles as well as a first look opportunity to license video rights to new family films produced by TAG.

The Brainy Baby Company is a leader in educational entertainment for children 5 and under. The agreement covers approximately 40 existing titles under the “Brainy Baby,” “First Impressions” and “Bilingual Baby” brands as well as production rights to future Brainy Baby titles.

According to Nielsen’s VideoScan, Gaiam’s market share in the fitness/wellness DVD category increased to 48% at the end of March, up from 42% in the same quarter last year and 45% at the end of last quarter.

 “We are pleased with our first quarter results, which are a continuation of the trend we delivered in 2006 and demonstrate our ability to improve operating leverage and increase profitability,” said Jirka Rysavy, Chairman and Chief Executive Officer.

“We are well-positioned for continued growth in 2007,” said Lynn Powers, President. “We are focused on new opportunities to further expand our distribution reach through new media genres such as wellness and media that matters as well as expanding our subscription clubs and community.”

Gaiam also announced the hiring of Bill Sondheim as President of Gaiam’s Distribution and Direct Response Marketing businesses.  Mr. Sondheim has a long and distinguished track record in the home entertainment industry, including Executive Vice President with Sony BMG Music Entertainment and President of PolyGram Video.

Additional guidance may be given on the conference call. A replay of the call will begin approximately one hour after the end of the call and will continue until 5:00 p.m. EDT on May 14, 2007.

Replay number:  888-568-0407

For more information about Gaiam, please visit www.gaiam.com

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
ICR, Inc.
310-954-1105
jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended		Three months ended
	March 31, 2007		March 31, 2006
Net revenue	$58,458	100.0%	$51,752	100.0%

Cost of goods sold	20,982	35.9%	18,590	35.9%

Gross profit	37,476	64.1%	33,162	64.1%

Operating expenses	35,851	61.3%	32,152	62.1%

Income from operations	1,625	2.8%	1,010	2.0%

Other income	1,203	2.0%	577	1.1%

Income before income taxes	2,828	4.8%	1,587	3.1%

Income tax expense	1,117	1.9%	612	1.2%

Minority interest in net (income) loss of consolidated subsidiaries	41	0.1%	(85)	-0.2%

Net income	$1,752	3.0%	$890	1.7%

Shares outstanding:
Basic	25,651		20,435
Diluted	25,813		20,795

Income per share:
Basic	$0.07		$0.04
Diluted	$0.07		$0.04

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (1)	$83,165	$104,876
Accounts receivable, net	16,855	25,324
Inventory, less allowances	25,478	24,313
Deferred advertising costs	3,891	3,965
Deferred tax assets	3,524	3,404
Other current assets	5,862	4,965
Total current assets	138,775	166,847

Property and equipment, net	7,710	7,784
Media library, net	36,422	37,201
Goodwill and other intangibles, net	28,893	28,879
Deferred tax assets, net	4,226	5,958
Notes receivable and other assets	585	4,299
Total assets	$216,611	$250,968

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,630	$18,848
Accrued liabilities	9,630	7,437
Income taxes payable	—	415
Total current liabilities	23,260	26,700

Minority interest	5,640	5,662

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 19,252,346 and 21,749,936 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively (1)	2	2
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at March 31, 2007 and December 31, 2006	1	1
Additional paid-in capital (1)	168,247	200,906
Accumulated other comprehensive income	885	873
Retained earnings	18,576	16,824
Total stockholders’ equity	187,711	218,606
Total liabilities and stockholders’ equity	$216,611	$250,968

(1)             On February 6, 2007, Gaiam repurchased 2.5 million shares of its Class A common stock for $32.9 million in cash including acquisition costs. The repurchased stock resulted in a $32.9 million reduction to Additional paid-in capital.